EXHIBIT 99.1

Eagle Bancorp Montana Earns $667,000, or $0.17 Per Diluted Share in First Fiscal Quarter; Declares Regular Quarterly Cash Dividend of $0.0725 Per Share

HELENA, Mont., Oct. 29, 2013 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (Nasdaq:EBMT), (the "Company," "Eagle"), the holding company of American Federal Savings Bank, today reported that strong balance sheet growth and an improved net interest margin contributed to higher first quarter profits. Net income increased 58% to $667,000, or $0.17 per diluted share, in the first fiscal quarter ended September 30, 2013, compared to $422,000, or $0.11 per diluted share, in the first quarter a year ago. In the fourth fiscal quarter ended June 30, 2013 Eagle reported net income of $684,000, or $0.17 per diluted share.

The Company also announced its board of directors has declared its regular quarterly cash dividend of $0.0725 per share payable December 6, 2013 to shareholders of record November 15, 2013.

"Our first quarter profits are a direct result of the sustained growth in our balance sheet and improved net interest margin. Our substantial loan and deposit growth, both through acquisition and organic growth, has strengthened our revenue generating capacity and contributed to this quarter's margin expansion. It also highlights that our strategy of utilizing investment roll-off to fund new loan growth is working," said Peter J. Johnson, President and CEO. "Much of this growth can be attributed to our successful acquisition of seven branch locations from Sterling Savings Bank. In November we closed on our acquisition of seven branch locations from Sterling Savings Bank, adding approximately $41.2 million in loans and $181.6 million in deposits and more than doubling our franchise to 13 branches, while extending our branch network throughout Southern Montana. The acquisition also provided two new mortgage loan origination locations in Bozeman and Missoula, and a wealth management division which has already provided a solid contribution to noninterest income."

First Quarter Fiscal 2014 Highlights

  Net income of $667,000, or $0.17 per diluted share.
  Eagle's revenues (net interest income before the provision for loan losses, plus non-interest income) increased 59% to $6.72 million in the first quarter, compared to $4.23 million in the first quarter a year ago.
  First quarter net interest margin was 3.15%, a 22 basis point improvement compared to 2.93% three months earlier.
  Total loans increased 8.6% to $235.3 million at September 30, 2013, compared to $216.7 million three months earlier and increased 39.3% compared to $168.9 million a year earlier.
  Total deposits increased 2.5% to $428.3 million at the end of September compared to $417.8 million three months earlier and increased 93.9% compared to $220.9 million a year earlier.
  Nonperforming assets continue to be maintained at a low level and totaled only $1.5 million, or 0.28% of total assets at September 30, 2013, compared to $1.3 million, or 0.26% of total assets three months earlier and $4.2 million, or 1.32% of total assets a year ago.
  Other Real Estate Owned (OREO) declined during the quarter to $496,000.
  Nonperforming loans were $959,000, or 0.41% of total loans at September 30, 2013, compared to $773,000, or 0.36% of total loans, three months earlier. Nonperforming loans were $2.3 million, or 1.36% of total loans a year ago.
  Capital ratios remain strong with a Tier 1 leverage ratio of 10.10%.
  Declared a regular quarterly cash dividend of $0.0725 per share.

Balance Sheet Results

"Loan growth increased 8.6% quarter-over-quarter, with commercial loans up 23.6% over the same time period," said Johnson. "Additionally, in residential mortgages, purchase activity still remains a good portion of our lending activity, and this is not as rate sensitive as refinance activity."

Total loans increased 8.6% to $235.3 million at September 30, 2013, compared to $216.7 million three months earlier and increased 39.3% compared to $168.9 million a year earlier. Commercial real estate loans increased 21.9% to $79.4 million at September 30, 2013, compared to $65.1 million a year earlier and residential mortgage loans increased 34.3% to $76.0 million compared to $56.6 million a year earlier. Commercial loans increased 86.8% to $26.9 million and home equity loans increased 54.9% to $36.1 million compared to a year ago.

Total deposits increased 2.5% to $428.3 million at the end of September compared to $417.8 million three months earlier and increased 93.9% when compared to $220.9 million a year earlier. "While a majority of the year-over-year deposit growth came from the acquisition, our quarterly deposit increase came from a combination of both new noninterest checking accounts and higher checking account balances," said Clint Morrison, SVP and CFO. Checking and money market accounts represent 50.2%, savings accounts represent 13.3%, and CDs comprise 36.5% of the total deposit portfolio at September 30, 2013. Eagle had no brokered deposits at the end of September.

Mainly as a result of the acquisition, total assets increased 60.6% to $513.9 million at September 30, 2013, compared to $320.0 million a year earlier. Shareholders' equity was $48.2 million at September 30, 2013, compared to $54.0 million a year ago. Mainly due to the addition of goodwill related to the branch acquisitions, the tangible book value was $10.37 per share at September 30, 2013, compared to $13.92 per share a year ago.

Credit Quality

Eagle's first quarter provision for loan losses was $159,000, compared to $140,000 in the preceding quarter and $235,000 in the first quarter a year ago. The increased provision compared to the preceding quarter was due to the quarterly loan growth. The allowance for loan loss ratio now stands at 208.6% of nonperforming loans compared to 258.7% three months earlier and 78.5% a year earlier.

Nonperforming loans (NPLs) increased slightly to $959,000 at September 30, 2013, compared to $773,000 three months earlier, but decreased 58.2% when compared to $2.3 million a year ago. The increase compared to the prior quarter end was principally due to two new loans placed on nonaccrual during the quarter.

"We had another quarter of moderate activity selling foreclosed properties in the OREO portfolio while interest in these foreclosed properties remains strong," said Morrison. "As of the end of the quarter, the OREO portfolio contained only four properties." Other real estate owned (OREO) and other repossessed assets declined 9.8% to $496,000 at September 30, 2013 compared to $550,000 three months earlier and decreased 74.3% compared to $1.9 million a year earlier.

Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, increased slightly to $1.46 million at September 30, 2013, compared to $1.32 million three months earlier, and decreased 65.6% when compared to $4.22 million a year ago.

Net charge offs were $159,000 in the first quarter compared to $40,000 in the preceding quarter and $60,000 in the first quarter a year ago. The allowance for loan losses was $2.00 million, or 0.85% of total loans at September 30, 2013, compared to $2.00 million, or 0.92% of total loans at June 30, 2013, and $1.80 million, or 1.07% of total loans a year ago.

Operating Results

Eagle's revenues (net interest income before the provision for loan losses, plus non-interest income) increased 58.6% to $6.72 million in the first quarter, compared to $4.23 million in the first quarter a year ago. Eagle's revenues were $6.95 million in the preceding quarter.  Net interest income before the provision for loan loss increased 6.2% to $3.62 million in the first quarter of fiscal 2014, compared to $3.41 million in the preceding quarter and increased 36.1% compared to $2.66 million in the first quarter a year ago.

"Net interest income went up a bit this quarter, contributing to our net interest margin expansion," said Morrison. "The yield on our securities available for sale has been affected by higher amortization of premiums due to faster prepayment speeds, but the bond portfolio's yield did rise slightly from 1.87% to 1.93% quarter over quarter.  Interest expenses were down slightly, particularly in borrowings, which was slightly offset by increases in deposit interest expense due to larger deposit balances."

First quarter net interest margin was 3.15%, compared to 2.93% in the preceding quarter and 3.72% in the first quarter a year ago. Funding costs for the first quarter of fiscal 2014 went down slightly while asset yields increased 21 basis points compared to the previous quarter.  The investment securities portfolio increased to $201.8 million at the end of the first fiscal quarter compared to $98.3 million a year ago, which reduced average yields on earning asset balances.

Noninterest income increased 96.7% to $3.10 million in the first quarter of fiscal 2014, compared to $1.58 million in the first quarter a year ago. In the fourth quarter of fiscal 2013 noninterest income was $3.55 million.  Eagle's first quarter net gain on the sale of loans was $1.59 million compared to $1.93 million in the preceding quarter and $812,000 in the first quarter a year ago.

"Our gain on sale of loans climbed 95.5% during the quarter compared to the first quarter a year ago, but was down 17.4% compared to the preceding quarter when mortgage refinance activity was at its peak," said Morrison. "With mortgage rates increasing we expect loan sales activity to return to more normalized levels."

In the first quarter of fiscal 2014 noninterest expense declined 5.4% to $5.85 million, compared to $6.19 million in the preceding quarter but were up compared to $3.44 million in the first quarter a year ago.  The year-over-year increase was reflective of the costs associated with operating the seven new branches, as well as the two new mortgage loan origination locations.

Eagle's first quarter return on average equity (ROAE) was 5.58% compared to 3.11% in the first quarter a year ago. Return on average assets (ROAA) was 0.52% in the first quarter compared to 0.53% in the first quarter a year ago.

Capital Management

Eagle Bancorp Montana continues to meet the well capitalized thresholds for regulatory purposes with a Tier 1 leverage ratio of 10.10% at September 30, 2013.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of American Federal Savings Bank, a community bank established in 1922 that serves consumers and small businesses in Southern Montana through 13 banking offices. Additional information is available on the bank's website at www.americanfederalsavingsbank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol "EBMT."

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Audited)	(Unaudited)
	September 30,	June 30,	September 30,
	2013	2013	2012

Assets:
Cash and due from banks	$ 6,493	$ 3,776	$ 3,357
Interest-bearing deposits with banks	633	2,385	1,751
Federal funds sold	--	--	6,632
Total cash and cash equivalents	7,126	6,161	11,740
Securities available-for-sale, at market value	201,832	218,963	98,253
FHLB stock, at cost	1,914	1,931	1,985
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	20,717	20,807	9,160
Loans:
Residential mortgage (1-4 family)	76,017	70,453	56,600
Commercial loans	26,920	21,775	14,408
Commercial real estate	79,399	74,395	65,110
Construction loans	4,224	2,738	1,363
Consumer loans	12,883	11,773	8,328
Home equity	36,117	35,660	23,316
Unearned loan fees	(215)	(117)	(139)
Total loans	235,345	216,677	168,986
Allowance for loan losses	(2,000)	(2,000)	(1,800)
Net loans	233,345	214,677	167,186
Accrued interest and dividends receivable	2,339	2,387	1,352
Mortgage servicing rights, net	3,420	3,192	2,350
Premises and equipment, net	18,801	18,943	15,530
Cash surrender value of life insurance	10,953	10,869	9,247
Real estate and other assets acquired in settlement of loans, net of allowance for losses	496	550	1,937
Goodwill	6,890	6,890	--
Core deposit intangible	875	922	--
Other assets	4,992	4,087	1,142
Total assets	$ 513,855	$ 510,534	$ 320,037

Liabilities:
Deposit accounts:
Noninterest bearing	62,533	52,972	26,031
Interest bearing	365,747	364,779	194,870
Total deposits	428,280	417,751	220,901
Accrued expense and other liabilities	3,761	3,535	6,356
Federal funds purchased	--	--	--
FHLB advances and other borrowings	28,466	34,861	33,646
Subordinated debentures	5,155	5,155	5,155
Total liabilities	465,662	461,302	266,058

Shareholders' Equity:
Preferred stock (no par value, 1,000,000 shares authorized, none issued or outstanding)	--	--	--
Common stock (par value $0.01; 8,000,000 shares authorized; 4,083,127 shares issued; 3,898,685; 3,898,685; 3,878,971 outstanding at September 30, 2013, June 30, 2013 and September 30, 2012, respectively)	41	41	41
Additional paid-in capital	22,114	22,109	22,113
Unallocated common stock held by employee stock ownership plan (ESOP)	(1,348)	(1,390)	(1,514)
Treasury stock, at cost (184,442 shares at September 30, 2013 and June 30, 2013, and 204,156 at September 30, 2012)	(1,993)	(1,993)	(2,210)
Retained earnings	34,233	33,849	33,135
Accumulated other comprehensive (loss) gain	(4,854)	(3,384)	2,414
Total shareholders' equity	48,193	49,232	53,979
Total liabilities and shareholders' equity	$ 513,855	$ 510,534	$ 320,037

Income Statement	(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	September 30	June 30	September 30
	2013	2013	2012
Interest and dividend Income:
Interest and fees on loans	$ 3,121	$ 2,884	$ 2,551
Securities available-for-sale	1,019	1,077	669
Interest on deposits with banks	1	1	5
Total interest and dividend income	4,141	3,962	3,225
Interest Expense:
Interest expense on deposits	321	312	248
Advances and other borrowings	182	224	294
Subordinated debentures	21	21	24
Total interest expense	524	557	566
Net interest income	3,617	3,405	2,659
Provision for loan losses	159	140	235
Net interest income after provision for loan losses	3,458	3,265	2,424

Noninterest income:
Service charges on deposit accounts	279	263	166
Net gain on sale of loans	1,591	1,925	812
Mortgage loan servicing fees	314	281	234
Net gain on sale of available-for-sale securities	431	484	67
Net gain (loss) on sale of OREO	(28)	6	(17)
Net gain (loss) on fair value hedge-FASB ASC 815	23	96	37
Other income	488	494	276
Total noninterest income	3,098	3,549	1,575

Noninterest expense:
Salaries and employee benefits	3,342	3,579	1,441
Occupancy and equipment expense	687	700	342
Data processing	448	474	147
Advertising	251	249	201
Amortization of mortgage servicing fees	193	186	187
Amortization of core deposit intangible and tax credits	109	167	--
Federal insurance premiums	84	90	49
Postage	42	39	26
Legal, accounting and examination fees	124	103	91
Consulting fees	86	58	26
Acquisition costs	--	--	477
Provision for valuation loss on OREO	--	1	68
Other	487	544	380
Total noninterest expense	5,853	6,190	3,435

Income before provision for income taxes	703	624	564
Provision (benefit) for income taxes	36	(60)	142
Net income	$ 667	$ 684	$ 422

Basic earnings per share	$ 0.17	$ 0.18	$ 0.11
Diluted Earnings per share	$ 0.17	$ 0.17	$ 0.11
Weighted average shares outstanding (basic EPS)	3,898,685	3,898,685	3,724,789
Weighted average shares outstanding (diluted EPS)	3,977,542	3,977,542	3,928,945

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	September 30,	June 30,	September 30,
	2013	2013	2012
Asset Quality:
Nonaccrual loans	$ 744	$ 470	$ 1,491
Loans 90 days past due	--	--	--
Restructured loans, net	215	303	803
Total nonperforming loans	959	773	2,294
Other real estate owned and other repossessed assets, net	496	550	1,937
Total nonperforming assets	$ 1,455	$ 1,323	$ 4,231
Nonperforming loans / portfolio loans	0.41%	0.36%	1.36%
Nonperforming assets / assets	0.28%	0.26%	1.32%
Allowance for loan losses / portfolio loans	0.85%	0.92%	1.07%
Allowance / nonperforming loans	208.55%	258.73%	78.47%
Gross loan charge-offs for the quarter	$ 160	$ 42	$ 64
Gross loan recoveries for the quarter	$ 1	$ 2	$ 4
Net loan charge-offs for the quarter	$ 159	$ 40	$ 60

Capital Data (At quarter end):
Tangible book value per share	$ 10.37	$ 10.62	$ 13.92
Shares outstanding	3,898,685	3,898,685	3,878,971

Profitability Ratios (For the quarter):
Efficiency ratio *	84.90%	85.97%	79.02%
Return on average assets	0.52%	0.53%	0.53%
Return on average equity	5.58%	5.14%	3.11%
Net interest margin	3.15%	2.93%	3.72%

Profitability Ratios (Year-to-date):
Efficiency ratio *	84.90%	88.95%	79.02%
Return on average assets	0.52%	0.46%	0.53%
Return on average equity	5.58%	3.67%	3.11%
Net interest margin	3.15%	3.23%	3.72%

Other Information
Average total assets for the quarter	$ 510,821	$ 515,195	$ 320,776
Average total assets year to date	$ 510,821	$ 432,065	$ 320,776
Average earning assets for the quarter	$ 458,750	$ 465,599	$ 286,273
Average earning assets year to date	$ 458,750	$ 389,087	$ 286,273
Average loans for the quarter **	$ 244,567	$ 231,828	$ 180,782
Average loans year to date **	$ 244,567	$ 208,638	$ 180,782
Average equity for the quarter	$ 47,847	$ 53,188	$ 54,265
Average equity year to date	$ 47,847	$ 53,786	$ 54,265
Average deposits for the quarter	$ 422,299	$ 414,469	$ 219,522
Average deposits year to date	$ 422,299	$ 334,133	$ 219,522

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale

CONTACT: Peter J. Johnson, President and CEO
         (406) 457-4006

         Clint J. Morrison, SVP and CFO
         (406) 457-4007